Filed Pursuant to Rule 424(b)(3)

Registration No. 333-209096

PROSPECTUS SUPPLEMENT NO. 3

To Prospectus dated February 17, 2016 as amended by Post-Effective Amendment dated March 18, 2016

2,060,000 Shares

Parnell Pharmaceuticals Holdings Ltd

Ordinary Shares

This Prospectus Supplement No. 3 (this “Supplement”) amends and supplements our Prospectus dated February 17, 2016 (the “Prospectus”) as amended by Post-Effective Amendment No. 2 dated March 18, 2016, which forms a part of our Registration Statement (our “Registration Statement”) on Form F-1 (Registration No. 333-209096). This Supplement is being filed to amend and supplement the information included or incorporated by reference in the Prospectus with the information contained in this Supplement. The Prospectus and this Supplement relate to the offer and sale of up to 2,060,000 ordinary shares of Parnell Pharmaceuticals Holdings Ltd, an Australian public company limited by shares, by Lincoln Park Capital Fund, LLC.

This Supplement includes our Current Report on Form 6-K, which was filed with the Securities and Exchange Commission on May 31, 2016.

The information contained in the Current Report on Form 6-K included in this Supplement is dated as of the date of such document. This Supplement should be read in conjunction with the Prospectus that was previously delivered, except to the extent that the information in this Supplement updates and supersedes the information contained in the Prospectus.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this Supplement is May 31, 2016.

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

___________________________

FORM 6-K

__________________________

REPORT OF FOREIGN PRIVATE ISSUER PURSUANT TO

RULE 13a-16 OR 15d-16

OF THE SECURITIES EXCHANGE ACT OF 1934

For the Month of May 2016

Commission File Number: 333-196065

__________________________

PARNELL PHARMACEUTICALS HOLDINGS LTD

__________________________

Unit 4, Century Estate

476 Gardeners Road

Alexandria 2015 NSW

Australia

(Address of principal executive offices)

__________________________

Indicate by check mark whether the registrant files or will file annual reports under cover of Form 20-F or Form 40-F.

Form 20-F ☒ Form 40-F ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(1): ☐

Indicate by check mark if the registrant is submitting the Form 6-K in paper as permitted by Regulation S-T Rule 101(b)(7): ☐

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PARNELL PHARMACEUTICALS HOLDINGS LTD

Form 6-K

TABLE OF CONTENTS

Exhibit	Exhibit No.

Press Release Announcing Contract Manufacturing Agreement with Merial	99.1

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

Parnell Pharmaceuticals Holdings Ltd

By:	/s/ Robert Joseph
Name:	Robert Joseph
Title:	President and CEO

Date: May 31, 2016

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FOR IMMEDIATE RELEASE

Parnell Pharmaceuticals Holdings Ltd Announces Contract Manufacturing Agreement with Merial

Overland Park, Kan. (May 31, 2016) — Parnell Pharmaceuticals Holdings Ltd (NASDAQ: PARN), a fully integrated, commercial-stage pharmaceutical company focused on developing, manufacturing and marketing innovative animal health solutions, today announced the commencement of a Contract Manufacturing Agreement with Merial, the animal health division of Sanofi.

Under the terms of the Contract Manufacturing Agreement, Merial will purchase certain sterile injectable products, exclusively from Parnell, with minimum annual purchase commitments over the 10-year term of the agreement. Merial will pay an upfront establishment fee in return for Parnell commencing immediate supply of product. Parnell estimates the total value of the agreement between USD$7 million and USD$20 million depending on volume of product purchased by Merial over the 10-year term.

Robert Joseph, President and CEO said “We are very pleased to announce the commencement of our first contract manufacturing agreement with a major multinational. Merial has a fantastic reputation in the industry and we are excited that Parnell will be supplying sterile injectable products from our state-of-the-art, FDA and EMA approved manufacturing facility. Our Business Development team has been pursuing contract manufacturing opportunities to leverage the 75% available capacity we have in our facility, and this agreement with Merial generates cashflows that will contribute to our goal of seeing our manufacturing division become a profit center for us in the future. We hope to announce further contract manufacturing deals in 2016.”

About Parnell

Parnell (PARN) is a fully integrated, veterinary pharmaceutical company focused on developing, manufacturing and commercializing innovative animal health solutions. Parnell currently markets five products for companion animals and production animals in 14 countries and augments its pharmaceutical products with proprietary digital technologies – FETCH™ and mySYNCH®. These innovative solutions are designed to enhance the quality of life and/or performance of animals and provide a differentiated value proposition to our customers. Parnell also has a pipeline of 7 drug products covering valuable therapeutic areas in orthopedics, dermatology, anesthesiology, nutraceuticals and metabolic disorders for companion animals as well as reproduction and mastitis for cattle.

For more information on the company and its products, please visit www.parnell.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements and information within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Words such as "may," "anticipate," "estimate," "expects," "projects," "intends," "plans," "develops," "believes," and words and terms of similar substance used in connection with any discussion of future operating or financial performance identify forward-looking statements. Forward-looking statements represent management's present judgment regarding future events and are subject to a number of risk and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks include, but are not limited to, Parnell's expectations regarding the completion, timing and size of the public offering and the expected proceeds therefrom, risks and uncertainties regarding Parnell's research and development activities, its ability to conduct clinical trials of product candidates and the results of such trials, as well as risks and uncertainties relating to litigation, government regulation, economic conditions, markets, products, competition, intellectual property, services and prices, key employees, future capital needs, dependence on third parties, and other factors, including those described in Parnell's Annual Report on Form 20-F filed with the Securities and Exchange Commission, or SEC, on March 4, 2016, along with its other reports filed with the SEC. In light of these assumptions, risks, and uncertainties, the results and events discussed in any forward-looking statements contained in this press release might not occur. Investors are cautioned not to place undue reliance on the forward-looking statements, which speak only as of the date of this press release. Parnell is under no obligation, and expressly disclaims any obligation, to update or alter any forward-looking statements, whether as a result of new information, future events, or otherwise.

CONTACT: For more information, contact:

Parnell Pharmaceuticals Holdings

Robert Joseph, 913-274-2100

info@parnell.com